Exhibit 5.1

DEPARTMENT OF THE TREASURY INTERNAL REVENUE SERVICE WASHINGTON, D.C. 20224
TAX EXEMPT AND GOVERNMENT ENTITIES DIVISION
Plan Description: Prototype Non-standardized Profit Sharing Plan with CODA
FFN : 31270242701-020 Case: 200607002 EIN: 23-2186884
BPD : 01 Plan: 020    Letter Serial No: M288953a        COMPREHENSIVE
Date of Submission : 01/31/2006

Contact Person :
VANGUARD FIDUCIARY TRUST COMPANY	Janell Hayes/Letitia Young
100 VANGUARD BOULEVARD	Telephone Number :
MALVERN. PA 19355	513-263-3602/513-263-3584
In Reference To:
TEGE :BP:752l
Date : 03/31/2008
Dear Applicant:
In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.
You must furnish a copy of this letter, a copy of the approved plan, and copies of any subsequent amendments to each employer who adopts this plan.
This letter considers the changes in qualification requirements contained in the 2004 Cumulative List of Notice 2004-84, 2004-2 C.B. 1030.
Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code section 40l(a). However, an employer that adopts this plan may rely on this letter with respect to the qualification of its plan under Code section 401 (a), as provided for in Rev. Proc. 2005-16, 2005-l C.B. 674 and outlined below. Please review Announcement 2008-23 I.R.B. 2008-14 to determine the items necessary for filing an application for a determination letter if one is required for reliance, or is otherwise desired. The terms of the plan must be followed in operation. Generally, the employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans.
Except as provided below, our opinion does not apply with respect to the requirements of: (a) Code sections 40l(a)(4), 401(1), 410 (b) and 414 (s). Our opinion does not apply for purposes of Code section 401(a)(10)(B) and section 401(a)(16) if an employer ever maintained another qualified plan for one or more employees who are covered by this plan. For this purpose , the employer will not be considered to have maintained another plan merely because the employer has maintained another defined contribution plan(s), provided such other plan(s) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other plan(s) as of any date within the limitation year of this plan . See section 19.02(1) of Rev. Proc. 2005-16, 2005-l C.B. 674 regarding nonstandardized defined contribution plans and the repeal of Code section 415(e). Our opinion also does not apply for purposes of Code section 401(a)(16) if, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419A (d) (3), or an individual medical account as defined in Code section 415(1)(2).

VANGUARD FIDUCIARY TRUST COMPANY
FPN: 31270242701-020

Our opinion applies with respect to the requirements of Code section 410 (b) if 100 percent of all nonexcludable employees benefit under the plan. Employers that elect a safe harbor allocation formula and a safe harbor compensation definition can also rely on an opinion letter with respect to the nondiscriminatory amounts requirement under section 40l (a)(4) and with respect to whether the form of the plan satisfies the requirements of sections 40l (k)(3) and 40l(m) (2). In the case of plans described in section 40l(k)(11) and/or 401(m )(12), employers may also rely on the opinion letter with respect to whether the form of the plan satisfies those requirements unless the plan provides for the safe harbor contribution to be made under another plan.
If you, the master or prototype sponsor, have any questions concerning the IRS processing of this case, please call the above telephone number . This number is only for use of.the·sponsor. Individual participants and/or adopting employers with questions concerning the plan should contact the master or prototype sponsor . The plan's adoption agreement must include the sponsor's address and telephone number for inquiries by adopting employers.
If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.
You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.
Sincerely yours,

Andrew Zuckerman
Director,
Employee Plans Rulings and Agreements